F I N D E X . C O M ,   I N C .

By Email
                                         October 29, 2013
Gary Smith
The Renewable Corporation
1313 South Killian Drive
Lake Park, FL  33403

Re:	Binding Letter of Intent

Dear Mr. Smith:

This letter of intent (“Letter of Intent”) sets forth a binding agreement among Findex.com, Inc., a Nevada corporation with its only class of common stock registered under Section 12g, and subject to the periodic and other reporting requirements of Section 13(a), of the U.S. Securities Exchange Act of 1934, as amended (“FIND”), and The Renewable Corporation, a Washington corporation (“TRC”), in connection with a series of transactions (the “Transactions”), howsoever ultimately structured, pursuant to which FIND shall have issued a number of shares of its common stock to the stockholders of TRC equal to approximately eighty percent (80%) of the pre-closing issued and outstanding shares of FIND on a fully-diluted basis (including the issuance of preferred stock), and in exchange for which it shall have acquired either one hundred (100%) of the assets of Ecosmart Surface and Coating Technologies, a wholly owned subsidiary of TRC (“TRC Sub”), or one hundred percent (100%) of the pre-closing issued and outstanding shares of TRC Sub.

The proposed terms of the Transactions are as follows:

1.           Definitive Agreements.  Consummation of the Acquisition will be subject to the negotiation and execution of mutually satisfactory definitive agreements (the “Definitive Agreements”), setting forth the specific terms and conditions of the Transactions proposed hereby, including a Directors Agreement to be paid from time-to-time limiting the financial burden on the Company. Executive Agreements will be determined prior to the closing of the transaction. Executive agreements will include at a minimum Joe Alvarez and Steve Malone as well at up to two other executives that will be chosen by the TRC group. The executive compensation may be deferred until the Company has received a reliable funding source and will not accumulate to the books of the Company as debt until such time. The execution of the Definitive Agreements by the parties is subject to approval by the FIND board of directors and the TRC board of directors. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreements, which shall contain, among other terms and conditions, and in addition to those basic terms outlined above, the following provisions:

(a)	Closing of the Transactions shall be subject to due diligence.

(b)
Immediately after the closing of the Transactions, the FIND board of directors shall have five (5) seats, two of which shall be occupied by the FIND pre-closing directors, and the remaining three (3) of which shall be filled by nominees of TRC Sub.

(c)
Any required and necessary third-party consents shall be obtained prior to execution of the Definitive Agreements, including, but not limited to, any consents required to be obtained from FIND’s, TRC’s and TRC Sub’s lenders, creditors, vendors and/or lessors.

(d)	FIND will be required to increase its authorized common shares for additional shares that will be required for the closing of the Transactions and other future transactions.

(e)	FIND shall apply to be DWAC if not already established.

The Definitive Agreements shall be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of FIND and TRC, customary conditions of closing and other customary matters.

2.           Conduct of Business.  Prior to the execution of the Definitive Agreement, each of FIND and TRC and its wholly owned subsidiaries including TRC Sub will conduct their respective operations in the ordinary course consistent with past.

3.           Public Announcements.  The parties agree that, (i) within no more than four (4) business days FIND will make public the contents of some or all of this Letter of Intent pursuant to the filing by it of a current report on Form 8-K, and (ii) that, within its discretion, FIND may issue, either concurrently with or subsequent to the filing of the aforementioned current report on Form 8-K, a press release relating to the same subject matter.

4.           Confidentiality.  Each party and its representatives, officers, managers, employees and/or advisors, including accountants and legal advisors, will provide the other parties and their representatives, officers, managers, employees and/or advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other parties may request and reasonably consider necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, managers, employees, and/or advisors as reasonably requested by the other parties for meetings, visits, questions and discussions concerning each other and the Transactions.  Each of the parties shall reasonably maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

5.           Exclusivity.  In consideration for the mutual covenants and agreements contained herein, until the termination of this Letter of Intent in accordance with its terms, FIND and its officers, directors, employees, shareholders and other representatives, and TRC and its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction(s) similar to the Transactions or any transaction(s) involving the transfer of a significant or controlling interest in the assets or capital stock of FIND or TRC Sub, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”).  FIND and its officers or their respective affiliates will immediately notify TRC in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide TRC with copies of any such notice inquiry or proposal, and TRC and TRC Sub and their respective officers or their respective affiliates will immediately notify FIND in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide FIND with copies of any such notice inquiry or proposal.  Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of FIND or TRC/TRC Sub from (a) making any disclosure to its respective stockholders required by applicable law; or (b) responding to any unsolicited proposal or inquiry to FIND or TRC / TRC Sub (other than an Acquisition Proposal) by a third party by advising such third party the existence of this Section 5.

6.           Termination.  This letter of intent may be terminated (a) by mutual written consent of the parties hereto at any time, or (b) by either party on or after November 28, 2013 if and to the extent that Definitive Agreements have not been executed by the parties as of such date.

7.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transactions, including fees and expenses of legal, accounting and financial advisors; provided, however, that adequate pre-closing financing is made available to FIND by or otherwise via TRC as may be reasonably required for FIND to consummate the Transactions, and that any such financing be on such terms as would be deemed acceptable to the incoming members of the FIND board post-closing in an arms-length negotiation.

8.           Compliance with the Securities Laws.  TRC and TRC Sub acknowledges that its officers, directors, employees and other representatives may, in connection with their consideration of the Transactions, come into possession of material non-public information about FIND and FIND acknowledges that its officers, directors, employees and other representatives may, in connection with their consideration of the Transactions, come into possession of material non-public information about TRC and TRC Sub.  Accordingly, each of FIND, TRC and TRC Sub will use their respective best efforts to ensure that none of its officers, directors, employees and/or other representatives will trade (or cause or encourage any third party to trade) in any securities of FIND, TRC or TRC Sub while in possession of any such material, non-public information.

9.           Counterparts.  This Letter of Intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Emailed .PDF copies of signatures shall be treated as originals for all purposes.

       10.           Binding Effect.  The above provision shall be deemed binding obligations of the parties, enforceable against them in accordance with their terms and the laws of the State of Nevada.

Very truly yours,

FINDEX.COM, INC.

By:	/s/ Steven Malone
Steven Malone
Chief Executive Officer

Agreed and Accepted:

THE RENEWABLE CORPORATION

By:	/s/ Gary Smith
Gary Smith
Chief Executive Officer